Filed Pursuant to Rule 424(b)(3)

                                                      Registration No. 333-14171


                        6,434,970 Shares of Common Stock
           $100,000,000 7.25% Convertible Subordinated Notes Due 2003

                         FIRSTPLUS FINANCIAL GROUP, INC.
                        (f/k/a RAC FINANCIAL GROUP, INC.)


SEVENTH SUPPLEMENT DATED MARCH 25, 1998
TO PROSPECTUS DATED DECEMBER 6, 1996


                 Terms used in this Supplement and not otherwise
                  defined are used as defined in the Prospectus

     On December 13, 1996, FIRSTPLUS Financial Group, Inc. (f/k/a RAC Financial Group, Inc.) (the "Company") filed a prospectus (the "Prospectus") relating to, among other things, the resale of $100,000,000 of 7.25% Convertible Subordinated Notes Due 2003 ("Notes"), and on December 17, 1996, December 30, 1996, January 7, 1997, January 8, 1997, April 4, 1997 and May 6, 1997, the Company filed supplements to the table appearing on page 85 of the Prospectus, listing certain persons and entities as Selling Holders (the "Selling Holders Table").

     Based on the information that was then available to the Company, certain persons and entities were listed as Selling Holders on the Selling Holders Table. Since that time, the Company has learned that one of the Selling Holders owns a greater amount of Notes than was initially reported. As a result, the Company has prepared this Supplement to the Selling Holders Table of the Prospectus by providing the following information:


                          Aggregate Principal Amount of     Number of Shares of
Name of Selling Holder    Notes Owned That May be Sold     Common Stock Issuable
----------------------    -----------------------------    ---------------------

 Goldman, Sachs & Co               $3,320,000                      203,681